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As filed with the Securities and Exchange Commission on February 28, 2014

Registration No. 333-194035

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NGL ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-3427920 (I.R.S. Employer Identification Number)

6120 South Yale Avenue
Suite 805
Tulsa, Oklahoma 74136
(918) 481-1119
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

H. Michael Krimbill
Chief Executive Officer
NGL Energy Partners LP
6120 South Yale Avenue
Suite 805
Tulsa, Oklahoma 74136
(918) 492-0990
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

G. Michael O'Leary
Henry Havre
Andrews Kurth LLP
600 Travis Street
Suite 4200
Houston, TX 77002
(713) 220-4200

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

Subject to Completion, dated February 28, 2014

PROSPECTUS

NGL ENERGY PARTNERS LP

8,110,848
Common Units Representing Limited Partner Interests

        This prospectus relates to an aggregate of up to 8,110,848 of common units representing limited partner interests ("common units") in NGL Energy Partners LP that may be offered from time to time by the selling unitholders named in this prospectus for their own account. We will not receive any proceeds from the sale of common units by the selling unitholders. See "Selling Unitholders and "Plan of Distribution."

        The selling unitholders may offer the common units for sale to or through underwriters, broker-dealers or agents, who may receive compensation in the form of commissions, discounts or concessions. The selling unitholders may sell the common units at any time at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at prices otherwise negotiated. This prospectus describes the general manner in which the common units may be offered and sold by the selling unitholders. If necessary, the specific manner in which the common units may be offered or sold will be described in a supplement to this prospectus. You should carefully read this prospectus, any applicable prospectus supplement and any information under the headings "Where You Can Find More Information" and "Information Incorporated by Reference" before you purchase any of our common units.

        Our common units are listed on the New York Stock Exchange under the symbol "NGL." On February 27, 2014, the last reported sale price of our common units on the New York Stock Exchange was $36.59 per common unit.

        Investing in the common units involves risks. You should carefully read and consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement and in any other documents we file with the Securities and Exchange Commission. See the section entitled "Risk Factors" on page 6 of this prospectus, in our other filings with the Securities and Exchange Commission and in any prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2014.

        You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective dates on the front covers of those documents. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission. Our business, financial condition, results of operations and prospects may have changed since those dates.

        This prospectus and any prospectus supplement are not an offer to sell, nor a solicitation of an offer to buy, common units in any jurisdiction where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") using a "shelf" registration process. Under this shelf registration process, the selling unitholders may offer from time to time up to 8,110,848 common units. If necessary, the specific manner in which the common units may be offered and sold will be described in a supplement to this prospectus or a free writing prospectus. Any prospectus supplement or free writing prospectus may add, update or change information contained or incorporated by reference in this prospectus. Any statement made or incorporated by reference in this prospectus will be modified or superseded by any inconsistent statement made in a prospectus supplement or a free writing prospectus. Therefore, you should read this prospectus (including any documents incorporated by reference) and any prospectus supplement or free writing prospectus before you invest in our common units.

        This prospectus does not contain all of the information set forth in the registration statement, or the exhibits that are a part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. For further information about us and about the common units, please refer to the information below and to the registration statement and the exhibits that are a part of the registration statement.

        Unless otherwise indicated or the context otherwise requires, all references to "NGL," "Partnership," "Registrant," "we," "our," "ours" and "us" refer to NGL Energy Partners LP and its subsidiaries. When we refer to "you" in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any document we file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC's internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically. You may obtain a copy of these filings at no cost by writing or telephoning us at the following address: NGL Energy Partners LP, 6120 South Yale Avenue, Suite 805, Tulsa, Oklahoma 74136; telephone number (918) 481-1119.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

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  our Annual Report on Form 10-K for the fiscal year ended March 31, 2013;

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  our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013, September 30, 2013 and December 31, 2013;

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  our Current Reports on Form 8-K, or Form 8-K/A, as the case may be, filed with the SEC on December 19, 2011, December 23, 2011, September 4, 2012, November 20, 2012, January 18, 2013, January 22, 2013, March 13, 2013, May 9, 2013, May 30, 2013, July 3, 2013, July 15, 2013, August 7, 2013, September 5, 2013, September 25, 2013, October 3, 2013, October 16, 2013, October 17, 2013, November 8, 2013, December 5, 2013, December 30, 2013, January 3, 2014 and February 18, 2014 (in each case, excluding any information furnished and not filed with the SEC); and

  •
  the description of our common units as set forth in our Registration Statement on Form 8-A filed with the SEC on May 9, 2011.

        All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before all of the common units offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise in each case, (excluding any information furnished and not filed with the SEC). Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

        You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning us at the following address: NGL Energy Partners LP, 6120 South Yale Avenue, Suite 805, Tulsa, Oklahoma 74136; telephone number (918) 481-1119.

        Information contained on our website, http://www.nglenergypartners.com, is not a prospectus and does not constitute part of this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document.

 FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the information incorporated by reference herein and therein contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus, any prospectus supplement or any document incorporated by reference herein or therein, words such as "anticipate," "project," "expect," "plan," "goal," "forecast," "estimate," "intend," "could," "believe," "may," "will" and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our consolidated financial position and results of operations are:

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  the prices for crude oil, natural gas liquids, refined products, ethanol, and biodiesel;

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  energy prices generally;

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  the price of propane compared to the price of alternative and competing fuels;

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  the general level of crude oil, natural gas, and natural gas liquids production;

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  the general level of demand for crude oil, natural gas liquids, refined products, ethanol, and biodiesel;

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  the availability of supply of crude oil, natural gas liquids, refined products, ethanol, and biodiesel;

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  the level of crude oil and natural gas production in producing basins in which we have water treatment facilities;

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  the ability to obtain adequate supplies of propane and distillates for retail sale in the event of an interruption in supply or transportation and the availability of capacity to transport propane and distillates to market areas;

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  actions taken by foreign oil and gas producing nations;

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  the political and economic stability of petroleum producing nations;

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  the effect of weather conditions on demand for crude oil, natural gas liquids, refined products, ethanol, and biodiesel;

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  the effect of natural disasters or other significant weather events;

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  availability of local, intrastate and interstate transportation infrastructure, including with respect to our truck, rail car, and barge transportation services;

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  availability and marketing of competitive fuels;

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  the impact of energy conservation efforts;

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  energy efficiencies and technological trends;

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  governmental regulation and taxation;

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  the impact of legislative and regulatory actions on hydraulic fracturing;

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  hazards or operating risks incidental to the transporting and distributing of petroleum products that may not be fully covered by insurance;

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  the maturity of the crude oil and natural gas liquids industries and competition from other marketers;

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  loss of key personnel;

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  the ability to renew contracts with key customers;

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  the fees we charge and the margins we realize for our terminal and water disposal, recycle and discharge services;

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  the ability to renew leases for general purpose and high pressure rail cars;

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  the ability to renew leases for underground natural gas liquids storage;

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  the non-payment or nonperformance by our customers;

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  the availability and cost of capital and our ability to access certain capital sources;

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  a deterioration of the credit and capital markets;

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  the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results;

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  the ability to successfully integrate acquired assets and businesses;

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  changes in the financial condition and results of operations of entities in which we own noncontrolling equity interests;

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  changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations and the impact of such laws and regulations (now existing or in the future) on our business operations, including our sales of crude oil, condensate, and natural gas liquids, refined products, ethanol, and biodiesel, our processing of wastewater, and transportation and risk management activities;

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  the costs and effects of legal and administrative proceedings;

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  the demand for refined products;

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  any reduction or elimination of the Renewable Fuels Standard;

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  the operations and financial success of our joint venture;

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  changes in the jurisdictional characteristics of, or the applicable regulatory policies with respect to, our joint venutre's pipeline assets; and

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  other risks and uncertainties, including those described under "Risk Factors."

        You should not put undue reliance on any forward-looking statements. All forward-looking statements included in this prospectus are made only as of the date hereof. Except as required by state and federal securities laws, we undertake no obligation to update or revise any forward-looking statements as a result of information, future events or otherise.

 ABOUT NGL ENERGY PARTNERS LP

        We are a Delaware limited partnership formed in September 2010. As part of our formation, we acquired and combined the assets and operations of NGL Supply, Inc., primarily a wholesale propane and terminaling business founded in 1967, and Hicksgas Gifford, Inc. and Hicksgas, LLC, primarily a retail propane business founded in 1940. We completed our initial public offering in May 2011. Subsequent to our initial public offering, we significantly expanded our operations through business combination transactions. We and our subsidiaries own and operate a vertically integrated energy business with four primary businesses: crude oil logistics, water solutions, natural gas liquids logistics and retail propane.

        Our principal executive offices are located at 6120 South Yale Avenue, Suite 805, Tulsa, Oklahoma 74136, and our telephone number is (918) 481-1119.

 RISK FACTORS

        Investing in the securities offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the risk factors described in Part I, Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended March 31, 2013, and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, as well as any prospectus supplement. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. For more information, see the section entitled "Where You Can Find More Information" beginning on page 1 of this prospectus. These risks could materially affect our business, results of operations or financial condition and affect the value of our common units. You could lose all or part of your investment.

 USE OF PROCEEDS

        The common units to be offered and sold using this prospectus will be offered and sold by the selling unitholders. We will not receive any proceeds from the sale of common units by the selling unitholders.

        We will incur all of the costs associated with the registration of the shares offered by this prospectus other than underwriting discounts and commissions, if any. Please read "Plan of Distribution."

BRIEF DESCRIPTION OF THE COMMON UNITS

        The following brief description of our common units and of certain provisions of Delaware law is subject to and qualified in its entirety by reference the provisions of applicable law and to our Certificate of Limited Partnership, as amended, our partnership agreement and our registration rights agreements, which we have incorporated by reference as exhibits to the registration statement of which this prospectus is a part. For a more detailed description of the common units, please read our Form 8-A, which was filed with the Securities and Exchange Commission on May 9, 2011 and is incorporated by reference into this prospectus.

The Common Units

        The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement.

Listing

        Our common units are traded on the New York Stock Exchange under the symbol "NGL." Any additional common units that we issue also will be traded on the New York Stock Exchange.

Transfer Agent and Registrar

        Duties.    Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association, serves as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges in connection therewith;

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  special charges for services requested by a common unitholder; and

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  other similar fees or charges.

        There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

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  automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement.

        Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities, and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Registration Rights Agreements

  IPO Registration Rights Agreement

        We have entered into a registration rights agreement (as amended, the "IPO Registration Rights Agreement") with certain third parties (the "registration rights parties") pursuant to which we agreed to register for resale under the Securities Act common units, including any common units issued upon the conversion of subordinated units, owned by the parties to the IPO Registration Rights Agreement. In connection with our initial public offering, we granted registration rights to the individuals and entities that owned all of our then-outstanding common units (collectively, the "NGL Energy LP Investor Group"), and subsequently, we have granted registration rights in connection with several acquisitions. We will not be required to register such common units if an exemption from the registration requirements of the Securities Act is available with respect to the number of common units desired to be sold. Subject to limitations specified in the registration rights agreement, the registration rights of the registration rights parties include the following:

        Demand Registration Rights.    Certain counterparties to the IPO Registration Rights Agreement deemed "Significant Holders" under the agreement may, to the extent that they continue to own more than 4% of our common units, require us to file a registration statement with the SEC registering the offer and sale of a specified number of common units, subject to limitations on the number of requests for registration that can be made in any twelve-month period as well as customary cutbacks at the discretion of the underwriters relating to a potential offering. All other registration rights parties are entitled to notice of a Significant Holder's exercise of its demand registration rights and may include their units in such registration. We can only be required to file a total of eight registration statements upon the Significant Holders' exercise of these demand registration rights and are only required to effect demand registration if the aggregate proposed offering price to the public is at least $10.0 million.

        Piggyback Registration Rights.    If we propose to file a registration statement under the Securities Act to register our common units, the counterparties to the IPO Registration Rights Agreement are entitled to notice of such registration and have the right to include their units in the registration, subject to limitations that the underwriters relating to a potential offering may impose on the number of common units included in the registration. These counterparties also have the right to include their units in our future registrations, including secondary offerings of our common units.

        Expenses of Registration.    With specified exceptions, we are required to pay all expenses incidental to any registration of common units, excluding underwriting discounts and commissions.

  PIPE Registration Rights Agreement

        On December 2, 2013, we entered into a registration rights agreement (the "PIPE Registration Rights Agreement") with the purchasers of 8,110,848 common units in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof. The PIPE Registration Rights Agreement requires us to file a registration statement to permit the public resale of the common in the private placement, as well as any Common Units issued in lieu of cash as liquidated damages under the PIPE Registration Rights Agreement, and to use our commercially reasonable efforts to cause the registration statement to become effective as soon as practicable after filing.

        If the Registration Statement is not declared effective within 90 days of December 2, 2013, then the Partnership will be liable to the purchasers in the private placement for liquidated damages in accordance with a formula, and subject to the limitations, set forth in the PIPE Registration Rights Agreement. The liquidated damages are payable in cash or, if payment in cash would breach any covenant or a cause a default under a credit facility or any other debt instrument filed by the Partnership as an exhibit to a report filed with the Securities and Exchange Commission, the liquidated damages are payable in Common Units. In addition, the Registration Rights Agreement grants the purchasers piggyback registration rights under certain circumstances. These registration rights are transferable to affiliates of the purchasers and, in certain circumstances, to third parties.

        The registration rights described above under the caption "Registration Rights Agreements" will continue, with respect to any particular unitholder, for so long as the registration rights parties hold common units eligible for registration under the terms of the applicable registration rights agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This section is a summary of material U.S. federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Winston & Strawn LLP (counsel to our general partner and us) insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury Regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        The following discussion does not comment on all U.S. federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long term residents of the United States and generally does not address unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt organizations, government instrumentalities and agencies, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts ("IRAs") and other tax-qualified retirement plans, real estate investment trusts ("REITs"), mutual funds, dealers in securities or currencies, traders in securities, persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. Any prospective unitholder that is an employee of ours or otherwise receives units in exchange for services may be subject to different rules. This discussion does not address the tax consequences to a shareholder, beneficiary or other owner of a unitholder. In addition, this discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we strongly encourage each prospective unitholder to consult, and rely on, his own tax advisor in analyzing the federal, state, local, foreign tax, tax treaty and other consequences particular to him of the ownership or disposition of common units.

        Unless otherwise noted, all statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters or estimates, contained in this section are the opinion of Winston & Strawn LLP as of the date hereof. It must be emphasized that this opinion is based on various assumptions and representations as to factual matters (please read "—Partnership Status"), including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion is based upon our factual representations set forth in this document.

        An opinion of counsel represents only that counsel's best legal judgment and does not bind the Internal Revenue Service (the "IRS") or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Winston & Strawn LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax

Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (iii) whether our method for taking into account Section 743 adjustments is sustainable (please read "—Tax Consequences of Unit Ownership—Section 754 Election," "—Disposition of Common Units" and "—Uniformity of Units").

Partnership Status

        For U.S. federal income tax purposes, a partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, regardless of whether cash or property distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of money (including, in certain circumstances, marketable securities) distributed to him is in excess of the partner's adjusted tax basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that a publicly traded partnership will, as a general rule, be taxed as a corporation. However, an exception, referred to herein as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof, including the retail and wholesale marketing of propane, the transportation of propane and natural gas liquids, and certain related hedging activities. Other types of qualifying income include interest (other than interest income from a financial or insurance business and certain interest income based on the net income or profits of any person), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 7% of our current gross income is not qualifying income; however this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Winston & Strawn LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status (or the status of our non-corporate subsidiaries) for U.S. federal income tax purposes. Instead, we will rely on the opinion of Winston & Strawn LLP on such matters. It is the opinion of Winston & Strawn LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations made by us, we are classified as a partnership for U.S. federal income tax purposes.

        In rendering its opinion, Winston & Strawn LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Winston & Strawn LLP has relied include the following:

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  we have not elected and will not elect to be treated as a corporation;

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  for each taxable year, more than 90% of our gross income has been and will be income that Winston & Strawn LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and that

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  no amount of interest received by us has been (i) derived in the conduct of a financial or insurance business, or (ii) determined or based, in whole or in part, on the net income or profits of any person.

        We believe that these representations have been true in the past and would expect that it is reasonable to believe that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a taxable C corporation for U.S. federal income tax purposes.

        If we were taxed as a C corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made by us to a unitholder would be treated as either taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation of us as a C corporation would result in a material reduction in our after-tax cash flow and a unitholder's after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Winston & Strawn LLP's opinion that we will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

        We will treat unitholders who become limited partners of NGL Energy Partners LP as part of an offering as partners of NGL Energy Partners LP for U.S. federal income tax purposes. Also, beneficial owners of common units whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of NGL Energy Partners LP for U.S. federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        A unitholder who is not a partner for U.S. federal income tax purposes would not be entitled to pass-through taxation based upon his distributive share of the income, gain, deductions or losses of NGL Energy Partners LP, so that any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in NGL Energy Partners LP. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in NGL Energy Partners LP for U.S. federal income tax purposes.

Entity-Level Taxation

        Even though NGL Energy Partners LP (as a partnership for U.S. federal income tax purposes) generally is not subject to U.S. federal income tax, certain of our business activities and operations are conducted through subsidiaries treated as corporations for U.S. federal income tax purposes, including the activities of Gavilon Energy Canada Ltd., Gavilon Luxembourg HoldCo III SARL, Andrews Oil Buyers, Inc., Rocket Supply, Inc. and NGL Gateway Terminals, Inc. The taxable income, if any, of subsidiaries that are treated as corporations for U.S. federal income tax purposes, is subject to corporate-level U.S. federal income taxes, which may reduce the cash available for distribution to us and, in turn, to our unitholders. Moreover, taxable distributions from such subsidiaries generally would be characterized as dividend income to us, and such character should flow through to unitholders. In the future, we may conduct additional operations through these subsidiaries or additional subsidiaries that are subject to corporate-level income taxes. Moreover, some of our subsidiaries and our operations may be subject to income tax and other taxes in the jurisdictions in which they are organized or from which they receive income. Such taxation will reduce the amount of cash we have available for distribution to our unitholders.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    Subject to the discussion under "—Entity-Level Taxation" above and "—Entity-Level Collections" below, we generally will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his income tax return his distributive share of our income, gains, losses and deductions without regard to whether we make cash or property distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any money (including, for this purpose, marketable securities) distributed exceeds his tax basis in his common units. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (which may be zero) for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our liabilities (generally, liabilities for which no partner bears the economic risk of loss). That basis will be increased by his share of our income and by any increases in his share of our liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or a corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount should increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the Internal Revenue Code contains certain passive loss limitations, which generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are generally applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, determined on a "book" basis for purposes of maintaining capital accounts, our general partner and the unitholders generally will be allocated a pro rata share of our items of income, gain, loss and deduction in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, determined on a "book" basis for purposes of maintaining capital accounts, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted to take into account the unitholders' share of nonrecourse debt, and, second, to our general partner. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative capital account balances as quickly as possible.

        Each unitholder's distributive share of our taxable income or loss should be its allocated share of our net profit or loss, described above, as adjusted for his share of Section 704(c) Allocations and reverse Section 704(c) allocations described below, and as further adjusted based upon any Section 743(b) adjustment for that unitholder, as described below.

        Specified items of our taxable income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code (or the principles of Section 704(c) of the Internal Revenue Code) to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together, referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of such purchase. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to the general partner and our other unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Winston & Strawn LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not appear to be reportable by the unitholder; and

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  while not entirely free from doubt, all cash distributions received by the unitholder as to those units would appear to be fully taxable for U.S. federal income tax purposes as ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Winston & Strawn LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers (other than a married individual filing separately) is 26% of alternative minimum taxable income that doesn't exceed a statutory amount, as adjusted for inflation ($182,500 for 2014) and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

        Section 1411 of the Internal Revenue Code and the U.S. Treasury regulations promulgated thereunder impose a 3.8% tax on"net investment income" (within the meaning of the Internal Revenue Code) earned by certain individuals, estates and trusts in excess of certain statutory threshold amounts. For these purposes, "net investment income" generally includes a unitholder's allocable share of our gross income and any net gain realized by a unitholder from a sale of units, less certain allocable deductions. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income, and (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (i) his share of our tax basis in our assets ("common basis") and (ii) his Section 743(b) adjustment to that basis.

        We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Units."

        Although Winston & Strawn LLP is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. We believe this method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and less gain or more loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering generally will be borne by our general partner and other unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and may incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a taxable sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash and the fair market value of other property received by him plus his share of our liabilities. Because the amount realized includes a unitholder's share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale. Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the net investment income tax in certain circumstances. Please read "—Tax Consequences of Unit Ownership—Tax Rates."

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract, in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into an appreciated financial position that is a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this disclosure as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and we believe most publicly traded partnerships employ such simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations and there is no direct or indirect controlling authority on this issue. The Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Winston & Strawn LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been definitively resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have technically terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1 if the relief discussed below is unavailable) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must endeavor to maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to comply completely with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above, under "—Tax Consequences of Unit Ownership—Section 754 Election," Winston and Strawn LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before acquiring or investing in our common units. Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization is expected to be unrelated business taxable income and consequently will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of such units. As a consequence, they will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to foreign unitholders generally will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition.

        Recent changes in law may affect certain foreign unitholders. Please read "—Administrative Matters—Additional Withholding Requirements."

Administrative Matters

        Additional Withholding Requirements.    Withholding taxes may be imposed under Sections 1471-1474 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, known as the Foreign Account Tax Compliance Act ("FATCA") on certain types of payments made to "foreign financial institutions" (as specifically defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on U.S. source interest (including original issue discount), dividends and rents (and other fixed, determinable, annual and periodical income) ("FDAP Income"), and gross proceeds from the sale or other disposition of any property of a type which can produce U.S. source interest or dividends ("Gross Proceeds"), payable to a foreign financial institution or to certain non-financial foreign entities, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any "substantial U.S. owners" (within the meaning of the Internal Revenue Code) or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. In general, and except to the extent otherwise provided in an applicable intergovernmental agreement between the United States and the relevant foreign government, a foreign financial institution that is subject to the diligence and reporting requirements in clause (i) above must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify "accounts" held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

        Treasury Regulations provide that such rules will generally apply to payments of FDAP Income made on or after July 1, 2014, and to Gross Proceeds on or after January 1, 2017. Thus, to the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please see above, "—Tax-Exempt Organizations and Other Investors") unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above. A foreign entity located in a jurisdiction that has an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Each prospective unitholder should consult his own tax advisor regarding the applicability of these withholding provisions to an investment in our common units.

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Winston & Strawn LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names NGL Energy Holdings LLC, our general partner, as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return.

Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  a statement regarding whether the beneficial owner is:

          (1)   a person that is not a U.S. person;

          (2)   a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

          (3)   a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under

Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts.

        No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

        Recent Legislative Developments.    The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

        In addition to U.S. federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in almost all states. Most of these states impose an income tax on individuals and an income or franchise tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences of an investment in us under the laws of pertinent jurisdictions and, therefore, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal, tax returns that may be required of him. Winston & Strawn LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN NGL ENERGY PARTNERS LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, or, collectively, the Similar Laws. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities, or IRAs, established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material U.S. Federal Income Tax Considerations—Tax-Exempt Organizations and Other Investors"; and

  •
  whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans from engaging in specified transactions involving "plan assets" with parties that, with respect to the plan, are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

        The Department of Labor regulations provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by the employee benefit plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

  •
  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above that are subject to ERISA and IRAs and other similar vehicles that are subject to Section 4975 of the Internal Revenue Code.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements of the first bullet above.

        In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

 SELLING UNITHOLDERS

        This prospectus covers the offering for resale of up to 8,110,848 common units by the selling unitholders. Each of the selling unitholders acquired its common units on December 2, 2013 in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof. In connection with the sale of these common units, on December 2, 2013, we entered into a registration rights agreement with the selling unitholders pursuant to which the selling unitholders have the right to cause us to prepare and file a registration statement to permit the resale of any common units held by the selling unitholders from time to time as permitted by Rule 415 promulgated under the Securities Act. Please read "Description of the Common Units—Registration Rights Agreement—PIPE Registration Rights Agreement." We are registering the common units described in this prospectus pursuant to the PIPE Registration Rights Agreement.

        No offer or sale may be made by a selling unitholder unless that selling unitholder is listed in the table below or in a prospectus supplement. The selling unitholders may sell all, some or none of the common units covered by this prospectus. Please read "Plan of Distribution." We will bear all costs, fees and expenses incurred in connection with the registration of the common units offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common units will be borne by the selling unitholders.

        To our knowledge, none of the selling unitholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than its ownership of common units.

        We have been advised, as noted below in the footnotes to the table, that 5 of the selling unitholders are affiliates of broker-dealers. We have been advised that each of such selling unitholders identified as an affiliate of a broker-dealer purchased our units in the ordinary course of business, not for resale or distribution, and that none of such selling unitholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the units.

        The table below sets forth the name of each selling unitholder, the number of common units beneficially owned by such selling unitholder prior to the sale of the common units covered by this prospectus and the number of common units that may be offered for each selling unitholder's account.

        We have prepared the table and the related notes based on information supplied to us by the selling unitholders. We have not sought to verify such information. Because the selling unitholders are not obligated to sell, transfer or dispose of their common units, and because the selling unitholders may acquire additional common units on the open market, we cannot estimate how many common units each selling unitholder will actually own after this offering. The table below assumes that the selling unitholders will sell all of the common units covered by this prospectus and will not acquire any additional common units on the open market or otherwise. Other information about the selling unitholders may change over time.

Name of Selling Unitholder	Number of Common Units Beneficially Owned Prior to Offering	Number of Common Units to be Offered	Number of Common Units to be Owned After Completion of the Offering	Percentage of Common Units to be Owned After Completion of the Offering(1)
Oppenheimer Steelpath MLP Alpha Fund(2)	1,983,322	1,920,000	63,322	*
Oppenheimer Steelpath MLP Alpha Plus Fund(2)	158,367	152,000	6,367	*
Oppenheimer Steelpath MLP Income Fund(2)	2,577,844	816,200	1,761,644	2.4%
AIC/Cornerstone Advisors Income Opportunities Fund(2)	11,000	11,000	—	*
Oppenheimer Steelpath MLP Select 40 Fund(2)	974,874	375,000	599,874	*
Oppenheimer Steelpath MLP Master Fund(2)	800	800	—	*
AT MLP Fund, LLC(3)	1,060,000	1,060,000	—	*
ClearBridge Energy MLP Total Return Fund Inc.(4)	650,527	450,900	199,627	*
ClearBridge Energy MLP Opportunity Fund Inc.(4)	384,100	384,100	—	*
Eagle Income Appreciation Partners, LP(5)	448,313	355,400	92,913	*
Eagle Income Appreciation II, LP(5)	504,561	394,600	109,961	*
Salient MLP Fund, L.P.(6)	455,000	105,000	350,000	*
Ohio Police and Fire Pension Fund(6)	274,552	130,000	144,552	*
Commonwealth of Pennsylvania Public School Employees' Retirement System(6)	766,184	150,000	616,184	*
Salient MLP & Energy Infrastructure Fund(6)	305,000	84,000	221,000	*
Salient Midstream & MLP Fund(6)	310,500	29,000	281,500	*
Salient MLP & Energy Infrastructure Fund II(6)	481,500	226,000	255,500	*
Salient MLP Total Return Fund, L.P.(6)	139,672	26,000	113,672	*
Harvest MLP Income Fund LLC(7)	316,893	316,893	—	*
Harvest MLP Income Fund III LLC(7)	171,003	171,003	—	*
Harvest Energy Fund LLC(7)	22,104	22,104	—	*
The Cushing MLP Total Return Fund(8)	185,600	150,000	35,600	*
The Cushing MLP Premier Fund(8)	1,694,652	200,000	1,494,652	2.0%
Cushing SCS MLP Fund, LP(8)	26,825	11,000	15,825	*
Teacher's Retirement System of Oklahoma(8)	272,950	64,000	208,950	*
City of New Haven City Employees Retirement Fund(8)	10,725	2,000	8,725	*
Cohen & Steers Infrastructure Fund, Inc.(9)	745,000	320,000	425,000	*
Cohen & Steers MLP Income and Energy Opportunity Fund, Inc.(9)	331,529	80,000	251,529	*
The Northwestern Mutual Life Insurance Company(10)	103,848	103,848	—	*

*
Less than one percent.

(1)
Based on 74,772,660 common units outstanding as of February 17, 2014.

(2)
OFI Steelpath, Inc. serves as the investment advisor for Oppenheimer Steelpath MLP Alpha Fund, Oppenheimer Steelpath MLP Alpha Plus Fund, Oppenheimer Steelpath MLP Income Fund, AIC/Cornerstone Advisors Income Opportunities Fund, Oppenheimer Steelpath MLP Select 40 Fund and Oppenheimer Steelpath MLP Master Fund (collectively, the "OFI Funds"). Stuart Cartner and Brian Watson hold voting and investment control with respect to the common units held by the OFI Funds. Oppenheimer Funds Distributor Inc., an affiliate of OFI Steelpath, Inc., is a FINRA registered broker-dealer. Information is presented as of January 29, 2014.

(3)
Paul McPheeters and Adam Karpf, Portfolio Managers of AT MLP Fund, LLC, and Chris Linder and Lance Marr, Senior Analysts of AT MLP Fund, LLC, hold voting and investment control with respect to the common units held by AT MLP Fund, LLC. Information is presented as of January 26, 2014.

(4)
ClearBridge Investments, LCC, the discretionary investment advisor for each of ClearBridge Energy MLP Total Return Fund Inc. and ClearBridge Energy MLP Opportunity Fund Inc. (collectively, the "ClearBridge Funds"), has sole voting power and investment control over the common units held by the ClearBridge Funds. Richard Freeman, Chris Eades, Michael Clarfeld and Peter Vanderlee have control over ClearBridge Investments, LLC, each as a portfolio manager, and therefore these individuals have joint voting and investment control over the common units held by the ClearBridge Funds. ClearBridge Investments, LCC is an affiliate of Legg Mason Investor Services LLC and Royce Fund Services, Inc., each of which is a FINRA registered broker-dealer. Information is presented as of January 29, 2014.

(5)
Eagle Global Advisors, LLC has sole investment power and voting power over the common units held by the each of Eagle Income Appreciation Partners, LP and Eagle Income Appreciation II, LP (collectively, the "Eagle Global Funds"). P. David Chiaro, John F. Gualy and Malcom S. Day are the natural persons with voting an investment control over the common units owned by Eagle Global Advisors, LLC. Eagle Global Advisors, LLC is a FINRA registered broker-dealer. Information is presented as of January 31, 2014.

(6)
Salient Capital Advisors, LLC serves as the investment adviser for each of Salient MLP Fund, L.P., Salient MLP & Energy Infrastructure Fund, Salient Midstream & MLP Fund, Salient MLP & Energy Infrastructure Fund II and Salient MLP Total Return Fund, L.P. (collectively, the "Salient Funds"). Gregory A. Reid is the Authorized Person of Salient Capital Advisors, LLC and holds joint voting and investment control with respect to the common units held by the Salient Funds. Salient Capital Advisors, LLC is an affiliate of Salient Partners, L.P., s a registered investment adviser with the SEC. Theodore H. Hall, the Chief Investment Officer of Ohio Police and Fire Pension Fund, holds voting and investment power over the common units held by Ohio Police and Fire Pension Fund. James Grossman, Jr., the Authorized Person for Commonwealth of Pennsylvania Public School Employees' Retirement System, holds voting and investment power over the common units held by Commonwealth of Pennsylvania Public School Employees' Retirement System. Information is presented as of January 29, 2014.

(7)
Harvest Fund Advisors LLC, is the manager of each of Harvest MLP Income Fund LLC, Harvest MLP Income Fund III LLC and Harvest Energy Fund LLC (collectively, the "Harvest Funds"). David J. Martinelli, the control person of Harvest Fund Advisors LLC, holds voting and dispositive power over the common units held by the Harvest Funds. Information is presented as of January 27, 2014.

(8)
Cushing MLP Asset Management, LP serves as the investment adviser to each of The Cushing MLP Total Return Fund, The Cushing MLP Premier Fund, Cushing SCS MLP Fund, LP, Teacher's Retirement System of Oklahoma and City of New Haven City Employees Retirement Fund (collectively, the "Swank Funds"). Swank Capital, LLC serves as the general partner of Cushing MLP Asset Management LP, which holds voting and investment control with respect to the common units held by the Swank Funds. Jerry V. Swank is the managing member of Swank Capital, LLC and may direct the vote and disposition of the common units held by the Swank Funds. Information is presented as of January 31, 2014.

(9)
Cohen & Steers Capital Management, Inc., a wholly-owned subsidiary of Cohen & Steers, Inc., is the investment manager of each of Cohen & Steers Infrastructure Fund, Inc. and Cohen & Steers MLP Income and Energy Opportunity Fund, Inc. (collectively, the "Cohen & Steers Funds"). Ben Morton and Robert Becker, have joint voting and investment control over the common units held by the Cohen & Steers Funds. The Cohen & Steers Funds are affiliates of Cohen & Steers Securities, LLC, a FINRA registered broker-dealer. Information is presented as of February 5, 2014.

(10)
Mason Street Advisors, LLC ("MSA"), a wholly owned company of The Northwestern Mutual Life Insurance Company ("Northwestern Mutual"), is the investment adviser to Northwestern Mutual with respect to the common units. MSA therefore may be deemed to be an indirect beneficial owner with shared voting and investment power with respect to such securities. Steven P. Swanson is a portfolio manager for MSA and manages the portfolio which holds the common units and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. However, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the "Exchange Act"), the immediately preceding sentence shall not be construed as an admission that Mr. Swanson is, for the purposes of section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by the statement. Northwestern Mutual is an affiliate of Northwestern Mutual Investment Services, LLC, Russell Implementation Services, Inc. and Russell Financial Services, Inc., each of which is a U.S. registered broker-dealers; however, Northwestern Mutual acquired the common units through the ordinary course of business and, at the time of the acquisition, had no agreements or undertakings, directly or indirectly, with any party to distribute its common units subject to this registration statement. Information is presented as of January 28, 2014.

PLAN OF DISTRIBUTION

        As of the date of this prospectus, we have not been advised by the selling unitholders as to any plan of distribution. The selling unitholders may choose not to sell any of their common units. The common units may from time to time be offered for sale by the selling unitholders, or by their partners, pledgees, donees, transferees or other successors in interest, either directly by such selling unitholder or other person, or through underwriters, dealers or agents or on any exchange on which the common units may from time to time be traded, in the over-the-counter market, in independently negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at prices otherwise negotiated. The methods by which the common units may be sold include:

  •
  underwritten transactions;

  •
  privately negotiated transactions;

  •
  exchange distributions and/or secondary distributions;

  •
  sales in the over-the-counter market;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  broker-dealers may agree with the selling unitholders to sell a specified number of such units at a stipulated price per unit;

  •
  a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the common units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

  •
  short sales;

  •
  through the writing of options on the common units (including the issuance by the selling unitholders of derivative securities), whether or not the options are listed on an options exchange;

  •
  through the distributions of the common units by any selling unitholder to its partners, members or stockholders;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling unitholders may effect such transactions by selling the common units to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling unitholders and may receive commissions from the purchasers of the common units for whom they may act as agent. The selling unitholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common units against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the common units for sale under the Securities Act and to indemnify the selling unitholders and each person who participates as an underwriter in the offering of the common units against certain civil liabilities, including certain liabilities under the Securities Act.

        We will pay the costs and expenses of the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions or similar fees or arrangements allocable to the selling unitholders' sale of common units, which will be paid by the selling unitholders. Broker-dealers may act as agent or may purchase common units as principal and thereafter resell the common units from time to time:

  •
  in or through one or more transactions (which may involve crosses and block transactions) or distributions;

  •
  on the New York Stock Exchange;

  •
  in the over-the-counter market; or

  •
  in private transactions.

        Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the common units for whom they may act as agents. If any broker-dealer purchases the common units as principal, it may affect resales of the common units from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of common units for whom they may act as agents.

        In connection with sales of the common units under this prospectus, the selling unitholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common units in the course of hedging the positions they assume. The selling unitholders also may sell common units short and deliver them to close out the short positions or loan or pledge the common units to broker-dealers that in turn may sell them.

        From time to time, one or more of the selling unitholders may pledge, hypothecate or grant a security interest in some or all of the common units owned by them. The pledgees, secured parties or persons to whom the common units have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling unitholders. The number of a selling unitholder's common units offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling unitholder's common units will otherwise remain unchanged. In addition, a selling unitholder may, from time to time, sell the common units short, and, in those instances, this prospectus may be delivered in connection with the short sales and the common units offered under this prospectus may be used to cover short sales.

        The selling unitholders and any underwriters, broker-dealers or agents who participate in the distribution of the common units may be deemed to be "underwriters" within the meaning of the Securities Act. To the extent any of the selling unitholders are broker-dealers, they are, according to SEC interpretation, "underwriters" within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling unitholders are deemed to be underwriters, the selling unitholders may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.

        To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in one or more prospectus supplements. In that event, the discounts and commissions the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the common units may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

        In addition, any common units covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. The common units covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than pursuant to this prospectus. The common units may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common units may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

        The selling unitholders and other persons participating in the sale or distribution of the common units will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common units by the selling unitholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common units in the market and to the activities of the selling unitholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common units to engage in market-making activities with respect to the particular common units being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common units and the ability of any person or entity to engage in market-making activities with respect to the common units.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered may be set forth in an accompanying prospectus supplement.

 LEGAL MATTERS

        Certain legal matters in connection with the securities will be passed upon by Andrews Kurth LLP, as our counsel. Winston & Strawn LLP will render an opinion on the material U.S. federal income tax considerations regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the selling unitholders or underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

        The consolidated financial statements of NGL Energy Partners LP and subsidiaries as of March 31, 2013 and 2012 and for each of the two years ended March 31, 2013 and the six month period ended March 31, 2011 and management's assessment of the effectiveness of internal control over financial reporting; and the audited consolidated financial statements of NGL Supply, Inc. for the six month period ended September 30, 2010 included in the Partnership's Annual Report on Form 10-K which is incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of High Sierra Energy GP, LLC and subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 included in the Partnership's current report on Form 8-K/A dated September 4, 2012 which is incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

        The combined financial statements of SemStream, L.P. Non-Residential Division as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included in the Partnership's Current Report on Form 8-K/A, filed with the SEC on December 23, 2011 and incorporated by reference in this prospectus, have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of the Businesses of the Osterman Associated Companies Contributed to NGL Energy Partners LP as of September 30, 2011 and 2010 and for each of the three years in the period ended September 30, 2011, included in the Partnership's Current Report on Form 8-K, filed with the SEC on November 20, 2012 and incorporated by reference in this prospectus, have been audited by Graham Shepherd, PC, independent certified public accountants, as stated in their report incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited combined financial statements of Pecos Gathering and Marketing, LLC, Transwest Leasing, LLC, Blackhawk Gathering, LLC, Toro Operating Company, Inc., and Striker Oilfield Services, LLC as of December 31, 2011 and for the three years then ended, included in the Partnership's Current Report on Form 8-K/A filed with the SEC on January 18, 2013 and incorporated by reference in this prospectus, have been audited by EKS&H, LLLP, independent certified public accountants, as stated in their report incorporated by reference herein. The condensed combined financial statements of Pecos Gathering and Marketing, LLC, Transwest Leasing, LLC, Blackhawk Gathering, LLC, Midstream Operations, LLC, Toro Operating Company, Inc., and Striker Oilfield Services, LLC as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011, included in the Partnership's report on Form 8-K/A filed with the SEC on January 18, 2013 and incorporated by reference in this prospectus, have been reviewed by EKS&H, LLLP, independent certified public accountants, as stated in their report incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited financial statements of Third Coast Towing, LLC as of December 31, 2011 and for the two years then ended, included in the Partnership's Current Report on Form 8-K/A filed with the SEC on March 13, 2013 and incorporated by reference in this prospectus, have been audited by Roloff, Hnatek & Co., L.L.P., independent certified public accountants, as stated in their report incorporated by reference herein. The financial statements of Third Coast Towing, LLC as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011, included in the Partnership's Current Report on Form 8-K/A filed with the SEC on March 13, 2013 and incorporated by reference in this prospectus, have been reviewed by Roloff, Hnatek & Co., L.L.P., independent certified public accountants, as stated in their report incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Oilfield Water Lines, LP as of December 31, 2012 and for the period from inception (August 6, 2012) to December 31, 2012, the financial statements of High Roller Wells Pearsall SWD No. 1, Ltd. for the period from January 1, 2012 through August 28, 2012, the financial statements of High Roller Wells Karnes SWD No. 1, Ltd. for the period from inception (March 14, 2012) through December 4, 2012, and the financial statements of Lotus Oilfield Services, LLC for the period from January 1, 2012 to December 27, 2012, all of which are included in the Partnership's Current Report on Form 8-K/A, filed with the SEC on October 17, 2013 and incorporated by reference in this prospectus, have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of Gavilon Energy (The Energy Business Units of Gavilon, LLC) as of December 31, 2012 and 2011, and the related combined statements of operations, comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2012, have been incorporated by reference herein in reliance upon the report of KPMG, LLP, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    Other Expenses of Issuance and Distribution.

        The following is a statement of the estimated expenses to be incurred by NGL Energy Partners LP in connection with the registration of the securities under this Registration Statement, all of which will be borne by NGL Energy Partners LP:

SEC Registration Fee	$37,395
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	75,000
Miscellaneous	40,000

TOTAL	$202,395

ITEM 15.    Indemnification of Directors and Officers.

NGL Energy Partners LP

        Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled "The Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner, NGL Energy Holdings LLC (our "general partner");

  •
  any departing general partner;

  •
  any person who is or was an affiliate of our general partner or any departing general partner;

  •
  any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

  •
  any person who is or was serving as a manager, managing member, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

  •
  any person who controls our general partner or any departing general partner;

  •
  and any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

NGL Energy Holdings LLC

        Section 18-108 of the Delaware Limited Liability Company Act (the "Delaware LLC Act"), provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of NGL Energy Holdings LLC, our general partner, provides that our general partner shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our general partner, or is or was serving at the request of our general partner as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "indemnitee"), against expenses (including reasonable attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such action, suit or proceeding to the full extent permitted by the Delaware LLC Act, upon such determination having been made as to such indemnitee's good faith and conduct as is required by the Delaware LLC Act. The limited liability company agreement of our general partner also provides that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by our general partner in advance of the final disposition of such action, suit or proceeding to the extent, if any, authorized by our general partner's sole member in accordance with the provisions of the Delaware LLC Act, upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount unless it shall ultimately be determined that indemnitee is entitled to be indemnified by our general partner. Officers, directors and affiliates of our general partner are also indemnified by us, as described above.

Directors' and Officers' Liability Insurance

        Our general partner maintains directors' and officers' liability insurance policies covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries, including the Partnership. These insurance policies may be sufficiently broad to permit indemnification of our general partner's directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act or otherwise.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.    Exhibits.

        (a)   See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

        (b)   Financial Statement Schedules

        Not Applicable.

ITEM 17.    Undertakings.

        (a)   The undersigned registrants hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

              (i)  each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   The undersigned registrant hereby undertakes to make available to each limited partner at least on an annual basis a detailed statement of any transactions with the general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on February 28, 2014.

NGL ENERGY PARTNERS LP
By:	NGL ENERGY HOLDINGS LLC., its general partner
By:	/s/ ATANAS H. ATANASOV
	Name:	Atanas H. Atanasov
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ H. MICHAEL KRIMBILL H. Michael Krimbill	Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2014
/s/ ATANAS H. ATANASOV Atanas H. Atanasov	Chief Financial Officer (Principal Financial Officer)	February 28, 2014
/s/ JEFFREY A. HERBERS Jeffrey A. Herbers	Chief Accounting Officer (Principal Accounting Officer)	February 28, 2014
* James J. Burke	Director	February 28, 2014
* Shawn W. Coady	Director	February 28, 2014
* Kevin C. Clement	Director	February 28, 2014
* Stephen L. Cropper	Director	February 28, 2014

Signature		Title	Date

* Bryan K. Guderian		Director	February 28, 2014
* James C. Kneale		Director	February 28, 2014
* Vincent J. Osterman		Director	February 28, 2014
* John Raymond		Director	February 28, 2014
* Norman J. Szydlowski		Director	February 28, 2014
* Patrick Wade		Director	February 28, 2014
*By:	/s/ H. MICHAEL KRIMBILL H. Michael Krimbill Attorney-in-fact

EXHIBIT LIST

Exhibit Number		Description
1.1	**	Underwriting Agreement.

4.1		Second Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35172) filed on May 17, 2011).

4.2		First Amendment to Second Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35172) filed on October 26, 2011).

4.3		Second Amendment to Second Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35172) filed on January 9, 2012)

4.4		Third Amendment to Second Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35172) filed on January 26, 2012)

4.5		Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35172) filed with the SEC on July 17, 2012).

4.6		Form of common unit certificate (incorporated by reference to Exhibit A to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35172) filed with the SEC on May 17, 2011).

4.7		First Amended and Restated Registration Rights Agreement, dated October 3, 2011, by and among the Partnership, Hicks Oils & Hicksgas, Incorporated, NGL Holdings, Inc., Krim2010, LLC, Infrastructure Capital Management, LLC, Atkinson Investors, LLC, E. Osterman Propane, Inc. and the other holders party thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-35172) filed on October 7, 2011).

4.8		Amendment No. 1 and Joinder to First Amended and Restated Registration Rights Agreement dated as of November 1, 2011 by and among the Partnership and SemStream (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-35172) filed on November 4, 2011).

4.9		Amendment No. 2 and Joinder to First Amended and Restated Registration Rights Agreement, dated January 3, 2012, by and among NGL Energy Holdings LLC, Liberty Propane, L.L.C., Pacer-Enviro Propane, L.L.C., Pacer-Pittman Propane, L.L.C., Pacer-Portland Propane, L.L.C., Pacer Propane (Washington), L.L.C., Pacer-Salida Propane, L.L.C. and Pacer-Utah Propane, L.L.C. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-35172) filed on January 9, 2012).

4.10		Amendment No. 3 and Joinder to First Amended and Restated Registration Rights Agreement, dated May 1, 2012, by and between NGL Energy Holdings LLC and Downeast Energy Corp. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-35172) filed with the SEC on May 4, 2012).

4.11		Amendment No. 4 and Joinder to First Amended and Restated Registration Rights Agreement, dated June 19, 2012, by and between NGL Energy Holdings LLC and NGP M&R HS LP LLC (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-35172) filed with the SEC on June 25, 2012).

Exhibit Number		Description
4.12		Amendment No. 5 and Joinder to First Amended and Restated Registration Rights Agreement, dated October 1, 2012, by and between NGL Energy Holdings LLC and Enstone, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-35172) filed with the SEC on October 3, 2012).

4.13		Amendment No. 6 and Joinder to First Amended and Restated Registration Rights Agreement, dated November 13, 2012, by and between NGL Energy Holdings LLC and Gerald L. Jensen, Thrift Opportunity Holdings, LP, Jenco Petroleum Corporation, Caritas Trust, Animosus Trust and Nitor Trust (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-35172) filed with the SEC on November 19, 2012).

4.14		Registration Rights Agreement, dated December 2, 2013, by and among the NGL Energy Partners LP, and the purchasers set forth on Schedule A thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-35172) filed on December 5, 2013).

5.1	*	Opinion of Andrews Kurth LLP.

8.1	*	Opinion of Winston & Strawn as to tax matters.

23.1	*	Consent of Grant Thornton LLP.

23.2	*	Consent of Grant Thornton LLP.

23.3	*	Consent of BDO USA, LLP.

23.4	*	Consent of Graham Shepherd, PC.

23.5	*	Consent of EKS&H, LLLP.

23.6	*	Consent of Roloff, Hnatek and Co., L.L.P.

23.7	*	Consent of KPMG, LLP

23.8	*	Consent of Andrews Kurth LLP (contained in the opinion filed as Exhibit 5.1).

23.9	*	Consent of Winston & Strawn (contained in the opinion filed as Exhibit 8.1)

24.1	†	Powers of Attorney (included in Part II as part of the signature page of the Registration Statement)

†
Previously filed.

*
Filed herewith.

**
To be filed as an exhibit to a current report on Form 8-K of the registrant filed at a later date in connection with a specific offering, if any.